Exhibit 99.4

Genesis Bioventures Extends Prion Developmental Laboratories Acquisition Letter of Intent

Monday September 11, 3:33 pm ET

NEW YORK, Sept. 11, 2006 (PRIMEZONE) -- Genesis Bioventures, Inc. (GBI) (OTC BB:GBIW.OB - News) today announced that the Company and Prion Developmental Laboratories (``PDL'') mutually agreed on August 30, 2006 to extend the non-binding acquisition Letter of Intent for an additional sixty days. The initial non-binding Letter of Intent was agreed to by the Company and PDL on July 24th 2006 after four months of negotiations and was set to expire on August 31, 2006.

GBI currently holds approximately 44% equity interest in PDL and intends to establish the diagnostic business as a wholly owned subsidiary after the acquisition is completed. Per the non-binding Letter of Intent, the founding scientists of PDL, Dr. Richard Rubenstein and Dr. Robert B. Petersen, will continue with the new company as officers and directors, and will continue their current scientific, technical and product development roles. As a wholly owned subsidiary, GBI would then have full control over the technology developed by PDL and would no longer be required to pay royalties to PDL. The Company believes its acquisition of PDL further ensures the Mad Cow Test (BSE Rapid Assay) is commercialized faster.

In February 2006, the Company was granted exclusive worldwide sales, marketing and distribution agreements from PDL to commercialize the tests and subsequently announced that it had granted an exclusive sublicense for commercialization of the products in the Pacific Rim. The proposed asset acquisition of PDL will complete GBI's commitment to commercialize the PDL Rapid Assays globally. Completion of the acquisition is subject to a number of preconditions, including satisfactory due diligence, independent valuation and court approval. Genesis Bioventures learned on July 27, 2006 that a court ordered ``freeze order'' obtained by the SEC against Efoora Inc. (``Efoora'') assets, after the SEC filed a civil complaint on June 29, 2006 against Efoora, applied to PDL's assets and that those assets can not be transferred or sold without the court's approval because Efoora was PDL's majority stockholder at the time the ``freeze order'' was issued. Given this position, Genesis Bioventures intends to seek the court's approval to consummate its acquisition of PDL's assets. Notwithstanding the foregoing, it should be noted that neither Genesis Bioventures nor any of its officers, directors or principal stockholders were named in the complaint, have ever been accused of any wrongdoing, or, to the knowledge of Genesis Bioventures, have ever been the subject of a federal or state investigation of any wrongdoing.

The Rapid Prion-Detection Assay is designed to test for prion diseases, such as Bovine Spongiform Encephalopathy (BSE), or mad cow disease, directly at the point-of-kill rather than in a laboratory. The Assay is an easy-to-use rapid test strip that can be administered by trained individuals and would generate results at the producer's site in less than an hour allowing producers to know if the animal is infected with BSE before it is processed. The tests are inexpensive and the Company believes this would pave the road for the industry to test all cattle for the lethal disease. PDL's BSE Rapid Assay has completed scientific and technical development and is in final commercial development. The assay has been scientifically validated on BSE infected specimens with 100% Sensitivity (no false negative results) and 100% Specificity (no false positive results) which is required for regulatory approval to sell the product in all major markets in the world.

About Prion Developmental Laboratories

PDL is a leading biotechnology company that researches, develops and produces advanced diagnostic and food safety monitoring tests for human and animal diseases caused by prions. Genesis Bioventures, Inc. has a significant investment in PDL.

About Genesis Bioventures, Inc.

Genesis Bioventures, Inc. is a biomedical development corporation focusing on the development and marketing of novel diagnostics and therapeutics in oncology and neurodegenerative diseases.

This press release may contain statements that constitute ``forward-looking statements'' as defined under U.S. federal securities laws. Generally, the words ``believe,'' ``expect,'' ``intend,'' ``estimate,'' ``anticipate,'' ``establish,'' ``project'' and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Genesis' historical experience and its present expectations or projections. These risks include, but are not limited to: actual use of the Rapid Prion Detection assays in slaughterhouses; actual commercialization of assays for transmissible spongiform encephalopathies in animals and humans; GBI's ability to transition its corporate restructuring; to generate revenues and net income; ability to obtain personnel and directors familiar with investment, biotechnology, and pharmaceutical industries; commercialization of products through Prion Developmental Laboratories; our ability to become an industry leader; changes in economic conditions; the competitive environment within the biomedical industry; GBI's ability to capture market share; the effectiveness of GBI's advertising and marketing programs; ability to raise additional capital; ability to achieve earnings goals; regulatory and legal changes; ability to penetrate developing and emerging markets; litigation uncertainties; and other risks discussed in GBI's filings with the SEC, including the Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K, which reports are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

GBI Investor Relations
(310) 443-4102
gbi@gnsbio.com
www.gnsbio.com

Aurelius Consulting Group
(800) 644-6297
info@aurcg.com
www.runonideas.com